Exhibit 99.1

ABOVENET, INC. SELLS DATA CENTER IN SAN JOSE TO DATAPIPE

New York, November 16, 2006.  AboveNet, Inc., a provider of fiber based connectivity solutions for businesses and carriers, today announced that it completed a transaction to sell its San Jose data center facility to DataPipe.

“DataPipe has earned a reputation for immediate, personal customer service and operational excellence. Our customers will have two experienced companies working together to meet their needs. Customers will continue to work with AboveNet to meet their networking requirements for private optical networks and IP services utilizing AboveNet’s vast fiber optic network and extensive solutions experience.  In addition to providing standard colocation services, DataPipe will offer its comprehensive suite of managed services, including security services, application administration and disaster recovery,” said Bill LaPerch, President and CEO of AboveNet.  “From a strategic perspective, this transaction is consistent with the continuing evolution of AboveNet as a company with a laser focus on fiber-based connectivity solutions.  This includes our new data center to data center service, dcXchange, that delivers high performance connections between prime data center locations in both these markets.”

DataPipe and AboveNet have developed a comprehensive transition plan for the facility that is designed to ensure that customers experience no interruption in service and have continuity in both operational and administrative processes.

 “DataPipe has extensive experience managing mission critical assets. We look forward to working with each of the customers to maintain a high level of service during the transition process,” said Robb Allen, CEO of DataPipe.

The Bank Street Group LLC served as exclusive financial advisor to AboveNet in connection with this transaction.

About AboveNet, Inc.

AboveNet, Inc. provides fiber connectivity solutions for businesses. Its private optical network delivers key network and IP services in and between 14 top U.S. metro markets and London. AboveNet’s network is widely used in demanding markets such as financial services, media, health care, retail and government.

About DataPipe, Inc.

DataPipe delivers a comprehensive suite of managed services based on predictable costs, reliable results and guaranteed service levels. DataPipe helps companies realize the true value of their technology assets, enhancing their ROI by enabling them to extend their IT resources on demand world wide.  For additional information, please visit www.DataPipe.com.

Contact:

Michael A. Brown
Vice President, Marketing & Customer Service
AboveNet, Inc.

mbrown@above.net
Tel (212) 803-5016
Fax (212) 803-5652

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This news release contains forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by AboveNet, Inc. including the most recently filed Form 8-Ks.